Exhibit 10.17

LEASE AGREEMENT

BETWEEN

CONTROL DATA SYSTEMS, INC.

(LANDLORD)

AND

DATA SCIENCES INTERNATIONAL, INC.

(TENANT)

AT

4211 LEXINGTON AVENUE NORTH
ARDEN HILLS, MINNESOTA

(PREMISES)

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31.	LANDLORD’S RIGHT TO INSPECTIONS	18
32.	CHOICE OF LAW	19
33.	ATTORNEY’S FEES	19
34.	LANDLORD’S LIABILITY	19
35.	WAIVERS	19
36.	INCORPORATION OF PRIOR AGREEMENTS	19
37.	TIME	19
38.	SEVERABILITY	20
39.	ESTOPPEL CERTIFICATES	20
40.	AMERICANS WITH DISABILITIES ACT	20
41.	COVENANTS AND CONDITIONS	20
42.	SINGULAR AND PLURAL	20
43.	USE	20
44.	ADDENDUM	21
45.	BROKER	21
46.	BUILDING RULES AND REGULATIONS	21
47.	ENVIRONMENTAL COMPLIANCE AND REQUIREMENTS	21
48.	FURNITURE RENTAL	21
49.	SOLICITATION	22
50.	QUIET ENJOYMENT	22
51.	FAIR DEALING AND CONSENTS	22
52.	COMMON AREA ACCESS	22
53.	SECURITY DEPOSIT	22
54.	LANDLORD’S RIGHT TO SHOW PREMISES	23
55.	NON INTERFERENCE	23
56.	ROOF RIGHTS	23
57.	BUILDING ACCESS AND HOURS OF OPERATION	23
58.	RIGHT OF FIRST REFUSAL TO LEASE	23
59.	FORCE MAJEURE	24

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EXHIBIT A	PREMISES

EXHIBIT B	SERVICES

EXHIBIT C	PARKING AND ENTRANCE

EXHIBIT D	BUILDING RULES AND REGULATIONS

EXHIBIT E	ENVIRONMENTAL COMPLIANCE AND REQUIREMENTS

EXHIBIT F	FURNITURE RENTAL

EXHIBIT G	LANDLORD PROVIDED WORK

EXHIBIT H	HAZARDOUS SUBSTANCES

EXHIBIT I	APPROVED PLAN FOR TENANT LEASEHOLD IMPROVEMENTS

iii

LEASE AGREEMENT

1.             PARTIES.

This Lease is made and entered into this 15th day of June, 1995, by and between CONTROL DATA SYSTEMS, INC. (hereinafter referred to as “Landlord”) and DATA SCIENCES INTERNATIONAL, INC., hereinafter referred to as “Tenant”).

2.             PREMISES.

In consideration of the rents and covenants herein agreed to be paid and performed, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions hereinafter set forth, that certain space (the “Premises”) consisting of approximately twenty-two thousand seven hundred eighty-nine (22,789) usable square feet and other improvements in a building (the “Building”) located at 4211 Lexington Avenue North, Arden Hills, Minnesota, 55126-6164. The Building is known as Building Two and is one of three buildings on the property. Effective December 15, 1995, the Premises will expand to approximately twenty-three thousand five hundred thirty-seven (23,537) usable square feet. The Premises, including the December 15, 1995 expanded Premises, are more particularly designated on the plan attached hereto as Exhibit A and made a part of this Lease Agreement.

3.             TERM.

The term of this Lease shall be eighty-four (84) months commencing on June 15, 1995 (the “Commencement Date”), and ending at midnight on June 14, 2002, unless sooner terminated as hereinafter provided (the “Term”). Notwithstanding the foregoing, Landlord shall not be liable under this Lease Agreement for a failure to tender possession of the Premises to Tenant on the commencement date if such failure is attributable to reasons beyond Landlord’s control; and provided further, Tenant shall not be liable under this Lease Agreement until all utilities and services agreed to be furnished by Landlord are available for Tenants’ use.

4.             OPTION TO EXTEND LEASE

Tenant shall have the right and option (the “Option”) to extend this Lease for all (but not part) of the Premises, as hereinafter provided, for two (2) periods of three (3) years each (hereinafter referred to as “Renewal Term One” and “Renewal Term Two”) provided that (i) there is not then an Event of Default at the time of exercise of the Option nor at the commencement of either of the Renewal Terms; and (ii) that there has not been a material adverse change to Tenant’s financial status. Tenant’s right to extend for any Renewal Term shall lapse without further act or deed if Tenant has not exercised its option to extend for all available preceding Renewal Terms.

The Option shall be exercised by Tenant giving written notice to Landlord of Tenant’s intention to exercise said Option on or before that date which is not more than twelve (12) months nor less than nine (9) months prior to the then applicable expiration date for the Term. Unless Landlord has received such written notice of Tenant’s intention to exercise said Option within the time period specified herein, then Landlord shall have no further obligation to offer the Premises to the Tenant. If Tenant has not exercised its Option to extend the Terms as outlined herein, Landlord shall be entitled to show the Premises at least nine (9) months prior to the expiration of each Term and offer the Premises for lease to any other prospective tenants. The Option contained herein is personal to Tenant and shall not be assigned or sublet to another party, except as to such party that purchases Tenant.

Rental rates will be at then Fair Market Rate, but, in no case, less than the current Base Rent then in effect for the Premises. The Fair Market Rent shall be established by agreement between Landlord and Tenant in accordance with the FAIR MARKET RENT DEFINITION section or, failing agreement, in accordance with the ARBITRATION PROCEDURES section.

5.             EARLY TERMINATION OPTION

Tenant shall have the right to terminate this Lease effective as of the expiration of the sixtieth (60th) month of the term upon nine (9) months prior written notice to Landlord and payment of a termination fee prior to the effective date of termination. The termination fee shall be (a) the then unamortized portion of any Tenant Leasehold Improvement Allowance (as defined in the TENANT LEASEHOLD IMPROVEMENT ALLOWANCE section) expended by Tenant, plus (b) the then unamortized portion of the brokers commissions (as defined in the BROKER section), plus (c) interest at ten percent (10%) per annum, plus (d) four (4) times the monthly rent in effect during the sixtieth (60th) month of the term. Additional Early Termination Fees will be proportionately added as applicable if Tenant elects to lease additional space as provided for herein. Failure to provide at least nine (9) months advance written notice or failure to pay the termination fee prior to the termination date will result in forfeiture of Tenant’s option to cancel.

6.             RENT.

Tenant agrees to pay rent for the Premises (excluding expansion space under section 10) in monthly installments according to the following schedule (the Base Rent):

Months	Annual Base Rent/USF	Base Rent/Month
1 – 6	$7.38	$14,015.23
7 – 48	$7.38	$14,475.26
49 – 66	$8.38	$16,436.67
67 – 84	$9.38	$18,398.09

During the first thirty-six (36) months of the term of this Lease, Tenant shall pay $5.77 per square foot per annum for Operating Expenses (as defined in the OPERATING EXPENSES section), payable monthly with Base Rent, subject to increase only to the extent that Tenant’s pro rata share of real estate taxes increase above $1.30 per square foot per annum. Effective at the beginning of month thirty-seven (37) of the Term, Tenant’s pro rata share of Operating Expenses shall reflect an increase in Operating Expenses equivalent to three percent (3%) per year for each of the preceding three years. On each January 1 of the Term thereafter, Tenant’s pro rata share of Operating Expenses shall increase three percent (3%) over Tenant’s pro rata share for the previous year, with the exception of Tenant’s pro rata share of real estate taxes which shall reflect the actual increases. Operating Expenses (including real estate taxes) in any one calendar year shall not be less than $5.77 per square foot per annum.

Said Rent is subject to late charges and other terms and conditions of this Agreement. Monthly rental shall be payable in advance on the first day of each month during the Term of this Lease, without notice or demand and without any deduction, off-set, or abatement, except as described herein, in lawful money of the United States to the Landlord at the address stated herein for notices or to such other persons or such other places as the Landlord may designate to Tenant in writing. Rent not paid within ten (10) days of the due date shall be subject to a late charge equal to the lesser of 5% of the amount unpaid or the maximum allowable under applicable law, with an additional amount due every month it remains unpaid. Any items of additional rent shall be invoiced on a monthly basis by Landlord and shall be payable by Tenant within fifteen (15) days of the date of such invoice.

7.             OPERATING EXPENSES

(a)           Operating Expenses as Additional Rent. During the Term of the Lease, Tenant shall pay to Landlord as additional rent, without any set-off or deduction except as described herein, a prorata share (“Tenant’s Proportionate Share”) of all costs which Landlord may incur in owning, maintaining and operating the Building (“Operating Expenses”). Tenant’s Proportionate Share of Operating Expenses shall be that fraction, the numerator of which is the area of the Premises and the denominator of which is the total area of the Building (204,778 square feet).

(b)           Definition of Operating Expenses. The term “Operating Expenses” shall mean all of the following: (i) all of Landlord’s direct costs and expenses of operation, repair and maintenance of the Building, the property and the common areas and supporting facilities, as determined by Landlord in accordance with generally accepted accounting principles or other recognized accounting principles, consistently applied; (ii) costs, or a portion thereof, properly allocable to the Building, property or common areas of any capital improvements made to the Building, property or common areas by Landlord which comprise labor-saving devices or other equipment intended to improve the operating efficiency of any system within the Building, property or common areas (such as an energy management computer system) to the extent of cost savings in Operating Expenses as a result of the device or equipment, as reasonably determined by Landlord; and (iii) costs properly allocable to the Building, property or common areas of any capital improvements made to the Building, property or common areas by Landlord that are required under any governmental law or regulation that was not applicable to the Building, property and common areas at the time they were constructed, or that are reasonably required for the health and safety of tenants in the property or Building, the costs, or allocable portion thereof, to be amortized over its useful life as reasonably determined by Landlord and Tenant will pay Tenant’s Proportionate Share based on the time remaining in the lease term, together with interest upon the unamortized balance at the interest rate or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing the capital improvements. The term “Operating Expenses” shall include the costs of all utilities (including surcharges) for the property and Building; the cost of all insurance which Landlord or Landlord’s lender deems necessary for the property and Building; a property management fee equal to ten percent (10%) of Operating Expenses; and the Real Property Taxes. If Landlord elects to self-insure or includes the Building under blanket insurance policies covering multiple properties, then the term “Operating Expenses” shall include the portion of the cost of such self-insurance properly allocated by Landlord to this Building.

(c)           Exclusions From Operating Expenses. The term “Operating Expenses” shall not include (i) costs paid directly by Tenant; (ii) principal and interest payments on loans secured by deeds of trust recorded against property; (iii) real estate sales or leasing brokerage commissions; or (iv) executive salaries of off-site personnel employed by Landlord except for the charge (or pro rata share) of the manager of the property and building; (v) any costs or expenses resulting from defective design or construction of the Building, or the presence of Hazardous Substances, except for such Hazardous Substances as are attributable to Tenant, (as described in Exhibit E) on the date hereof or at any time during the Term.

8.             TENANT LEASEHOLD IMPROVEMENT ALLOWANCE.

Landlord shall provide an allowance for the planning and design of Tenant Leasehold Improvements of up to a maximum of two thousand five hundred ($2,500) dollars.

Landlord will also provide an allowance for the construction of Tenant leasehold improvements (the “Tenant Leasehold Improvement Allowance”) of up to fifteen ($15.00) dollars per usable square foot. This Tenant Leasehold Improvement Allowance shall not exceed three hundred fifty-three thousand fifty-five ($353,055.00) dollars which also includes a fifteen dollar ($15.00) allowance per usable square foot for the December 15, 1995 expanded space. The Tenant Leasehold Improvement Allowance shall be the maximum contribution by Landlord for the cost of Tenant Leasehold Improvements. The Landlord Provided Work which is outlined on Exhibit G will not be included in this Tenant Leasehold Improvement Allowance.

Tenant shall have completed and submitted to Landlord its approved plan (Exhibit I) for Tenant Leasehold Improvements not less than ninety (90) days prior to the Commencement Date. Tenant and Landlord agree that changes to the plan may be submitted; however, any changes made or agreed to by Tenant after the 90th day prior to the Commencement Date which delay the occupancy of the Premises beyond the Commencement Date will be the sole responsibility of the Tenant and, in no case, will the Commencement Date originally agreed to herein be changed. It is further understood that Base and Additional Rent payments will begin on the Commencement Date so established. If Landlord does not complete the Tenant Leasehold Improvements by the Commencement Date to the reasonable satisfaction of Tenant for any reason other than Tenant changes after the 90th day prior to the Commencement Date, Tenant may, but is not obligated to, take possession of the Premises. If Tenant elects to take possession of the Premises but cannot conduct its business in the usual manner with respect to any portion of the Premises, Base Rent will be abated as to that portion of the Premises which cannot be utilized by Tenant in such usual manner. In no event shall Tenant’s obligation to pay rent be reduced by any unexpended amount of the Tenant Improvement Allowance. Tenant shall have the right to apply the Tenant Improvement Allowance only to costs and fees incurred by Tenant in the construction of the Tenant improvements. In no case, will such Tenant Improvement Allowance be used for the installation of phone and/or computer systems or the personal property of Tenant.

All such improvements and/or purchases utilizing this Tenant Leasehold Improvement Allowance will be deemed the sole property of the Landlord.

This Section of the Lease shall survive termination of the Lease.

9.             CONSTRUCTION OF LEASEHOLD IMPROVEMENTS

Tenant shall have the right to hire its own architect. Landlord will be responsible for the selection of the general and subcontractors, provided that all contractors and subcontractors shall be reasonably acceptable to Tenant. Landlord shall be responsible for supervision of completion of the Tenant Leasehold Improvements. Landlord will not charge any additional construction fees or any management fees related to the construction of the leasehold improvements unless Landlord serves as the general contractor, whereby, the Landlord’s general contracting fee and markups shall not exceed five percent (5%) of the total constructional costs and such additional fees will be disclosed in the bid. All work must conform to specified plans, code, ordinances and other legal requirements.

The same conditions shall apply to the construction of leasehold improvements pertaining to any additional and expansion option space later added to the initial Premises which shall be reasonably agreed to by Landlord and Tenant in order to effect occupancy by the due date.

10.           OPTION TO EXPAND

Tenant will have the first right to lease, upon three (3) months advance written notice to Landlord, a portion of the upper level of Building Two under the same terms and conditions with a term that runs coterminous with the Term of the Lease Agreement, hereinafter referred to as Expansion One and Expansion Two, according to the following:

(a)           Expansion One - up to three thousand one hundred sixty-four (3,164) usable square feet at the commencement of the twenty-fifth (25th) month of the Term. This Expansion One space is more particularly identified on the plan attached hereto as Exhibit A and made part of this Lease Agreement. For such Expansion One space Tenant shall pay (1) Base Rent of nine dollars and six cents ($9.06), Operating Expenses of four dollars and forty-seven cents ($4.47) and real estate taxes of one dollar thirty cents ($1.30) as stated in Section 6, plus (2) Tenant’s pro rata share of any actual increases in real estate taxes since the Commencement Date, plus (3) Tenant’s pro rata share of an increase in Operating Expenses of three percent (3%) for each year since the Commencement Date.

(b)           Expansion Two - up to an additional three thousand five hundred (3,500) usable square feet, which space shall be contiguous to and in reasonably the same proportion of internal and perimeter footage as the Premises, at the commencement of the forty ninth (49th) month of the Term. Rental rates for such Expansion Two space will be at then Fair Market Rent established by agreement between Landlord and Tenant in accordance with the FAIR MARKET RENT DEFINITION section or, failing agreement, in accordance with the ARBITRATION PROCEDURES section but, in no case, less than the lower of the two rental rates currently in effect for the initial Premises or the Expansion One space.

To the extent that Tenant does not exercise its option for the full amount of square feet of the first expansion space, the unused portion will be carried forward and added to the next option for expansion space.

Landlord will also provide a maximum Tenant Leasehold Improvement Allowance of up to fifteen dollars ($15.00) per usable square foot to be utilized for Expansion One and Expansion Two space. If less than this amount is expended by Landlord for leasehold improvements, then the Tenant’s rent as stated above, will be adjusted accordingly to reflect only that amount actually utilized. Tenant can utilize the expansion space Tenant Leasehold Improvement Allowance for leasehold improvements elsewhere in the Premises which are directly required to effect the expansion space operational changes. However, such Tenant Improvement Allowance will only be used for costs and fees incurred in the construction of Tenant improvements and not for the installation of phone and/or computer systems or the personal property of Tenant.

11.           FAIR MARKET RENT DEFINITION

“Fair Market Rent” shall mean the base rent that the Landlord would receive as of the commencement date in question if it were to lease to a tenant with a credit standing which Landlord reasonably determines is comparable to that of Tenant for similar sized space, similar leasehold improvements and similar other terms and conditions. For purposes of the determination of “Fair Market Rent,” it shall be assumed that Landlord and Tenant are each ready, willing and able to enter into such a lease but are under no compulsion to do so.

12.           ARBITRATION PROCEDURES

The parties to this Lease will initially attempt to agree upon the Fair Market Rate. If they have been unable to so agree within the period that they are required to agree as to such matter under the Lease, then either party may request by written notice to the other party (“Arbitration Request”) that the matter be determined by binding arbitration by an arbitration board consisting of three reputable MAI appraisers who are recognized experts regarding office leases in the Twin Cities area. One arbitrator will be appointed by each party, and each such arbitrator will have no material financial or other business interest in common with the party selecting such arbitrator. If a party fails to appoint an arbitrator and notify the other party of such appointment within thirty (30) days after the Arbitration Request is made, then the arbitrator that was appointed by the other party within such 30-day period will be the sole arbitrator. If two arbitrators are properly appointed and such first two arbitrators are unable to agree on a third arbitrator within thirty (30) days after the appointment of the second arbitrator, then such third arbitrator will be appointed by the presiding judge of Ramsey County District Court, or by any person to whom such presiding judge formally delegates the matter, or, if such methods of appointment fail, by the American Arbitration Association.

The parties will submit a copy of this Lease to the sole arbitrator or the three arbitrators, as the case may be. In establishing the definition of Fair Market Rent, the arbitrator or arbitrators shall apply the standard described in the FAIR MARKET RENT DEFINITION section. If the arbitration is conducted by a sole arbitrator, such sole arbitrator will render his or her determination of the Fair Market Rate applicable during the period in question to the parties by the thirtieth (30th) day after the Arbitration Request was made. If the arbitration is conducted by three arbitrators, each arbitrator will submit his or her determination(s) of the Fair Market Rate applicable during the period in question in a sealed envelope by the thirtieth (30th) day following appointment of the last arbitrator, and any determinations not submitted by such time shall be disregarded. In such cases, the parties will meet on such thirtieth (30th) day (or if it is not a business day, on the first business day thereafter) at the office of Landlord, or such other place as the parties may agree, and simultaneously deliver the determinations. If the determinations of at least two of the arbitrators are identical in amount, such amount will be deemed the decision of the arbitrators. If the determination of the three arbitrators are different in amount, the decision as to the Fair Market Rate will be independently determined as follows:

(i)            If neither the highest nor lowest determination differs from the middle determination by more than fifteen (15%) percent of such middle determination, then the decision will be deemed to be the average of the three determinations; and

(ii)           If clause (i) does not apply, then the decision will be deemed to be the average of the middle determination and the determination closest in amount to such middle determination.

The decision of the arbitrators, determined as above set forth, will be final and nonappealable. The fees and expenses of the arbitrator or arbitrators will be shared equally by Landlord and Tenant. During the period of time that any arbitration is pending under this Lease, the parties to this Lease will continue to comply with all those terms and provisions that are not the subject of the arbitration.

13.           LANDLORD PROVIDED WORK

Landlord will, at Landlord’s expense, provide for the work outlined on Exhibit G, Landlord Provided Work. Anything to the contrary in this Section notwithstanding, if Landlord does not complete for any reason, the Landlord Provided Work as described in Exhibit G by the dates specified therein, to the reasonable satisfaction of the Tenant, Tenant’s Base Rent shall be abated by twenty-five (25%) for each day until such Landlord Provided Work is completed.

14.           USE.

Tenant shall use the Premises only for general office, electronics design, manufacturing, storage and laboratory research (including laboratory research with rodents) or only as otherwise outlined and stated in this Lease, and for no other purpose without the Landlord’s prior written consent. Tenant shall not do, bring or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the building in which the Premises are located. If the rate of any insurance carried by the Landlord is increased as a result of Tenant’s use, Tenant shall pay to Landlord within ten (10) days after written demand from Landlord, the amount of any such increase. Tenant shall comply with all laws concerning the Premises or Tenant’s use of the Premises, including without limitation, the obligation at Tenant’s cost to alter, maintain, or restore the Premises in compliance and conformity with all laws relating to the condition, use, or occupancy of the Premises by Tenant during the term of this Lease. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant of the building containing the Premises, which shall unreasonably disturb any other tenant.

Subject to satisfactory completion of Tenant Leasehold Improvements, Tenant hereby accepts the Premises in their condition existing as of the date that Tenant possesses the Premises, subject to all applicable zoning, municipal, county and state laws, ordinances, regulations governing or regulating the use of the Premises and accepts this Lease subject thereto and to all matters disclosed thereby. Tenant hereby acknowledges that neither the Landlord nor the Landlord’s agent has made any representation or warranty to Tenant as to the suitability of the Premises for the conduct of Tenant’s business.

15.           TAXES.

(a)           Real Property Taxes.

Landlord shall pay all real property taxes and general assessments levied and assessed against the Premises during the Term of this Lease (other than assessments payable under an assessment agreement used in connection with tax increment financing).

(b)           Personal Property Taxes.

Tenant shall pay prior to the delinquency all taxes assessed against and levied upon the trade fixtures, furnishings, equipment and other personal property of Tenant contained in the Premises. Tenant shall endeavor to cause such trade fixtures, furnishings and equipment and all other personal property to be assessed and billed separately from the property of the Landlord. If any of Tenant’s said personal property shall be assessed with Landlord’s property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

(c)           Other Taxes

Tenant shall pay all taxes (whether characterized as a sales tax or otherwise) upon the Base Rent payable hereunder if it is clearly demonstrable from legislative history that such taxes are levied in lieu of real property taxes or additional real property taxes. Tenant shall not be obligated to pay any income, excess profits, estate, single business, inheritance, succession, transfer, franchise, capital or other tax assessments upon Landlord or, except as provided in this clause, upon the Base Rent or additional rent payable under this Lease.

16.           SERVICES.

(a)           Landlord agrees to provide during the Term, at no additional cost to Tenant, the services listed on Exhibit B, Section I. Landlord shall not be liable for full or partial stoppage or interruption of any of the above services, if such stoppage or interruption arises from conditions beyond Landlord’s reasonable control.

(b)           Additional services set forth on Exhibit B, Section II, are not available.

17.           MAINTENANCE AND REPAIRS.

(a)           Landlord’s Obligations. Except as provided in the DAMAGE OR DESTRUCTION section, and except for damage caused by any negligent or intentional act or omission of Tenant, Tenant’s agents, employees, or invitees, Landlord at its sole cost and expense shall keep in good condition and repair the foundations, exterior walls, and exterior roof of the Premises. Landlord shall also maintain the electrical, plumbing and sewage fixtures and systems including, without limitation, those portions of the systems lying outside the Premises; window frames, gutters and down spouts on the building, all sidewalks, landscaping and other improvements that are a part of the Building or of which the Premises are a part. The Landlord shall also maintain the heating, ventilating and air-conditioning systems and the elevators servicing the Premises. Landlord shall have seven (7) days after notice from Tenant to commence to perform its obligations under this section, except that Landlord shall perform its obligations immediately if the nature of the problem presents a hazard or emergency situation. If Landlord fails to begin and diligently pursue maintenance and repair or if Landlord refuses or neglects to maintain or repair the Premises or parts of the Building affecting the Premises within seven (7) days of notice by Tenant to Landlord, and such failure to begin, refusal or neglect adversely affects Tenant’s ability to conduct its business, including without limitation Tenant’s ability to carry out its electronics manufacturing, Tenant may make the repairs necessary to permit it to conduct its business and Landlord shall pay to Tenant all actual and reasonable costs incurred by Tenant in making such repairs. If Landlord does not pay such amount to Tenant upon presentation to Landlord of a bill therefore, Tenant may offset such amount against future payments of Base Rent and additional rent in the order due.

(b)           Tenant’s Obligations. Subject to the provisions of Sub-paragraph (a) above and the DAMAGE OR DESTRUCTION section, Tenant at Tenant’s sole cost and expense shall keep in good order, condition and repair the Premises and every part thereof, including, without limitation, all Tenant’s personal property, fixtures, signs, store fronts, plate glass, show windows, doors, interior walls, interior ceiling, and lighting facilities.

If Tenant fails to perform Tenant’s obligations as stated herein, Landlord may at its option (but shall not be required to), enter the Premises, after ten (10) days prior written notice to Tenant, put the same in good order, condition and repair, and the costs thereof, together with interest thereon at the rate of ten (10%) percent per annum, shall become due and payable as additional rent to Landlord together with Tenant’s next rental installment.

18.           ADDITIONAL ALTERATIONS AND ADDITIONS.

Except for the Tenant Improvements as set forth in the TENANT LEASEHOLD IMPROVEMENT ALLOWANCE and CONSTRUCTION OF LEASEHOLD IMPROVEMENTS sections, Tenant shall not, without the Landlord’s prior written consent, make any alterations, improvements or additions in or about the Premises except for nonstructural work. As a condition to giving any such consent, the Landlord may require the Tenant to remove any such alterations, improvements, or additions at the expiration of the Term, and to restore the Premises to their prior condition by giving Tenant thirty (30) days written notice prior to the expiration of the Term that Landlord requires Tenant to remove any such alterations, improvements or additions that Tenant has made to the Premises. If Landlord so elects, Tenant at its sole cost shall restore the Premises to the condition designated by Landlord in its election before the last day of the Term of the Lease.

Before commencing any work relating to the alterations, additions, or improvements affecting the Premises, Tenant shall notify Landlord in writing of the expected date of the commencement of such work so that Landlord can post and record the appropriate notices of non-responsibility to protect Landlord from any mechanic’s liens, materialman liens, or any other liens. In any event, Tenant shall pay, when due, all claims for labor and materials furnished to or for Tenant at or for use in the Premises. Tenant shall not permit any mechanic’s liens or materialman’s liens to be levied against the Premises for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction of Tenant. Tenant shall have the right to protest the validity of any such lien if, immediately on demand by Landlord, Tenant procures and records a lien release bond meeting the requirements of Minnesota law providing for the payment of any sum that the claimant may recover on the claim (together with the costs of suit, if it is recovered in the action).

Unless the Landlord requires their removal as set forth above, all alterations, improvements or additions which are made on the Premises by the Tenant shall become the property of the Landlord and remain upon and be surrendered with the Premises at the expiration of the Term. Notwithstanding the provisions of this paragraph, Tenant’s trade fixtures, furniture, equipment and other machinery, except for that included under the TENANT LEASEHOLD ALLOWANCE section, and other than that which is affixed to the Premises so that it cannot be removed without material or structural damage to the Premises, shall remain the property of the Tenant and removed by Tenant at the expiration of the term of this Lease.

19.           INSURANCE; INDEMNITY.

(a)           Fire Insurance.

Landlord at its cost shall maintain during the term of this Lease on the Premises a policy or policies of standard fire and extended coverage insurance to the extent of at least eighty (80%) percent of full replacement value thereof.

Tenant at its cost shall maintain during the term of this Lease on all its personal property, Tenant’s improvements, and alterations in or about the Premises, a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements. The proceeds from any such policy shall be used by Tenant for the replacement of personal property or the restoration of Tenant’s improvements or alterations unless this Lease is terminated pursuant to the provisions hereof because of damage or destruction to the Premises or the Building.

(b)           Liability Insurance.

Tenant at its sole cost and expense shall maintain during the term of this Lease public liability and property damage insurance with a single combined liability limit of not less than two million ($2,000,000.00) dollars, and property damage limits of not less than five hundred thousand ($500,000.00) dollars, insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant’s use or occupancy of the Premises.

The limits of such insurance shall not, however, limit the liability of Tenant hereunder. Both Landlord and Tenant shall be named as additional insureds. All public liability, property damage and other casualty insurance policies shall be written as primary policies, not contributing with, and not as excess to coverage which Landlord may carry. Prior to occupancy and thereafter, within at least fifteen (15) days of the expiration of any such policies, Tenant agrees to deliver to Landlord, certificates evidencing such insurance, provided said certificates contain an endorsement stating that such insurance cannot be modified or canceled, nor the amount thereof reduced, except upon thirty (30) days prior written notice to Landlord. If Tenant shall fail to procure and maintain such insurance the Landlord may, but shall not be required to, procure and maintain same at the expense of Tenant and the cost thereof, together with interest thereon at the rate of ten (10%) percent per annum, shall become due and payable as additional rental to Landlord together with Tenant’s next rental installment.

(c)           Waiver of Subrogation.

Tenant and Landlord each waives any and all rights of recovery against the other, or against the officers, employees, agents, and representatives of the other, for loss of or damage to such waiving party’s property or the property of others under its control, where such loss or damage is insured against under any insurance policy in force at the time of such loss or damage, even if such loss or damage may have been caused by the negligence (but not the willful act) of the other party or one for whom such party may be responsible. Each party shall cause each insurance policy obtained by it hereunder to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any such policy.

(d)           Hold Harmless.

Tenant and Landlord shall each indemnify and hold the other harmless from and against any and all claims arising from the conduct of its business or from any activity, work, or things which may be permitted or suffered by either in or about the Premises or Building including all damage, costs, attorney’s fees, expenses and liabilities incurred in the defense of any claim or action or proceeding arising therefrom unless arising from the willful misconduct or gross negligence of the other party or the employees or agents of the other party.

(e)           Exemption of Landlord from Liability.

Landlord shall not be liable to Tenant for any damages arising solely from any act or neglect of any other tenant, if any, of the Building in which the Premises are located.

20.           DAMAGE OR DESTRUCTION.

(a)           Damage - Insured.

If, during the term of this Lease, the Premises and/or the Building are totally or partially destroyed rendering the Premises totally or partially inaccessible or unusable, and such damage or destruction was caused by a casualty covered under an insurance policy required to be maintained hereunder, Landlord shall restore the Premises and/or the building and other improvements in which the Premises are located into substantially the same condition as they were in immediately before such damage or destruction, provided that the restoration can be made under the existing laws and can be completed within one hundred twenty (120) days after the date of such destruction or damage. Such destruction or damage shall not terminate this Lease. If the restoration cannot be made in said one hundred twenty (120) day period, then within fifteen (15) days after the parties hereto determine that the restoration cannot be made in the time stated in this paragraph but, in any event within thirty (30) days of such damage or destruction, Tenant may terminate this Lease immediately by giving notice to Landlord and the Lease will be deemed canceled as of the date of such damage or destruction. If Tenant fails to terminate this Lease and the restoration is permitted under the existing laws, Landlord, at its option, may terminate this Lease or may use reasonable diligence to restore the Premises and the Building within a reasonable time and this Lease shall continue in full force and effect. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving notice to the other party.

(b)           Damage - Uninsured.

In the event that the Premises are damaged or destroyed by a casualty which is not covered by the fire and extended coverage insurance which is required to be carried by the party designated in the INSURANCE; INDEMNITY section above, then Landlord shall restore the same; provided that if the damage or destruction is to an extent greater than ten (10%) percent of the then replacement cost of the improvements on the Premises (exclusive of Tenant’s trade fixtures and equipment and exclusive of foundations and footings), then Landlord may elect not to restore and to terminate this Lease. Landlord must give to Tenant written notice of its intention not to restore within thirty (30) days from the date of such damage or destruction and, if not given, Landlord shall be deemed to have elected to restore and in such event shall repair any damage as soon as reasonably possible. In the event that Landlord elects to give such notice of Landlord’s intention to cancel and terminate this Lease, Tenant shall have the right, within ten (10) days after receipt of such notice, to give written notice to Landlord of Tenant’s intention to repair such damage at Tenant’s expense, without reimbursement from Landlord, in which event the Lease shall continue in full force and effect and Tenant shall proceed to make such repairs as soon as reasonably possible. If the Tenant does not give such notice within such 10 day period, this Lease shall be canceled and be deemed terminated as of the date of the occurrence of such damage or destruction.

(c)           Damage Near the End of the Term.

If the Premises are totally or partially destroyed or damaged during the last twelve (12) months of the Term of this Lease or any renewals of this Lease, Landlord may, at Landlord’s option, cancel and terminate this Lease as of the date of the cause of such damage by giving written notice to Tenant of Landlord’s election to do so within 30 days after the date of the occurrence of such damage; provided, however, that, if the damage or destruction occurs within the last twelve (12) months of the Term and if within fifteen (15) days after the date of such damage or destruction Tenant exercises any option to extend the term provided herein, Landlord shall restore the Premises if obligated to do so as provided in subparagraph (a) or (b) above.

(d)           Abatement of Rent.

If the Premises are partially or totally destroyed or damaged and Landlord or Tenant repairs or restores them pursuant to the provisions of this section, the rent payable from the date of such damage and for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s reasonable use of the Premises is impaired. Except for the abatement of rent, if any, Tenant shall have no claim against Landlord for any damages suffered by reason of any such damage, destruction, repair or restoration.

(e)           Trade Fixtures and Equipment

If Landlord is required or elects to restore the Premises as provided in this section, Landlord shall not be required to restore Tenant’s improvements, trade fixtures, equipment or alterations made by Tenant, such excluded items being the sole responsibility of Tenant to restore hereunder.

21.           PARKING AND TENANT ENTRANCE

At no additional cost, Landlord agrees to maintain (including snow removal when appropriate) and allow Tenant to use a general parking and entrance area for Tenants’ use and for Tenants’ visitors’ use. The area the entrance and parking spaces are located in is designated on Exhibit C.

22.           CONDEMNATION.

If the Premises or any portion thereof are taken by the power of eminent domain, or sold by Landlord under the threat of exercise of said power (all of which is herein referred to as “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first. If more than twenty (20%) percent of the floor area of the Building, or more than twenty (20%) percent of the land on which the Building is located is taken by condemnation, unless such taking does not affect Tenant’s use of the Premises, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes possession by notice in writing of such election within twenty (20) days after Landlord shall have notified Tenant of such taking or, in the absence of such notice, then within twenty (20) days after the condemning authority shall have taken possession.

If this Lease is not terminated by either Landlord or Tenant as provided herein above, then it shall remain in full force and effect as to the portion of the Premises remaining, provided that the rental shall be reduced in proportion to the floor area of the buildings taken within the Premises as bears to the total floor area of all buildings located on the Premises. In the event this Lease is not so terminated, then Landlord agrees at Landlord’s sole cost and expense, to as soon as reasonably possible, restore the Premises to a complete unit of like quality and character as existed prior to the condemnation.

All awards for the taking of any part of the Premises or any payment made under the threat of the exercise of the power of· eminent domain shall be the property of the Landlord, whether made as compensation for the diminution of the value of the leasehold or for the taking of the fee or as severance damages; provided, however, that Tenant shall be entitled to any award for loss of or damage to Tenant’s trade fixtures and removable personal property, good will and going-concern value.

Rent, including additional rent, shall be abated or reduced during the period from the date of taking until the completion of restoration by Landlord, but all other obligations of Tenant under this Lease shall remain in full force and effect. The abatement or reduction of the rent shall be based on the extent to which the restoration interferes with Tenant’s use of the Premises.

23.           ASSIGNMENT AND SUBLETTING.

Landlord’s rights under this Lease may be assigned or conveyed without notice to Tenant, but such assignment or conveyance shall not relieve Landlord of any of its obligations hereunder and shall not be valid as to Tenant until ten (10) days after Tenant receives written notice thereof. Tenant shall not voluntarily or by operation of law assign, transfer, sublet, mortgage, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent which consent shall not be unreasonably withheld or delayed, provided that Tenant shall have the right to transfer, with notice but without consent, to any entity which acquires all or substantially all of the assets of Tenant or to an entity controlled by, controlling or under common control of Tenant. Any attempted assignment, transfer, mortgage, encumbrance, or subletting without such consent shall be void and shall constitute a breach of this Lease. Tenant’s extension rights in this Lease Agreement are not assignable. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the term of this Lease. The acceptance of rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

24.           DEFAULT

(a)           Events of Default.

The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(1)           Failure to pay rent when due, if the failure continues for five (5) days after written notice has been given to Tenant.

(2)           Tenant shall be considered in default under the Lease for the abandonment of the Premises if the Premises are not kept in an orderly condition and the rent is not paid in accordance with the terms of the lease.

(3)           Failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after written notice thereof has been given to Tenant by Landlord. If the default cannot reasonably be cured within said thirty (30) day period, Tenant shall not be in default under this Lease if Tenant commences to cure the default within the thirty (30) day period and diligently prosecutes the same to completion.

(4)           The making by Tenant of any general assignment, or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy unless the same is dismissed within sixty (60) days; the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in the Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in the Lease, where such seizure is not discharged within thirty (30) days.

Notices given under this paragraph shall specify the alleged default and the applicable lease provisions, and shall demand that Tenant perform the provisions of this Lease or pay the rent that is in arrears as the case may be, within the applicable period of time. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice.

(b)           Landlord’s Remedies.

The Landlord shall have the following remedies if Tenant commits a default under this Lease. These remedies are not exclusive but are cumulative and in addition to any remedies now or hereafter allowed by law.

Landlord can continue this Lease in full force and effect, and the Lease will continue in effect so long as Landlord does not terminate Tenant’s right to possession, and the Landlord shall have the right to collect rent when due. During the period that Tenant is in default, Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to the Landlord for all costs the Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. After Tenant’s default and for so long as Landlord has not terminated Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant shall have the right to assume or sublet its interest in the Lease, but Tenant shall not be released from liability. Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld.

If Landlord elects to relet the Premises as provided in this paragraph, any rent that Landlord receives from such reletting shall apply first to the payment of any indebtedness from Tenant to Landlord other than the rent due from Tenant to Landlord; secondly, to all costs, including maintenance, incurred by Landlord in such reletting; and third, to any rent due and unpaid under this Lease. After deducting the payments referred to in this paragraph, any sum remaining from the rent Landlord receives from such reletting shall be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. In no event shall tenant be entitled to any excess rent received by Landlord. If, on the date rent is due under this Lease, the rent received from the reletting is less than the rent due on that date, Tenant shall pay to

Landlord, in addition to the remaining rent due, all costs, including maintenance, that Landlord shall have incurred in reletting that remain after applying the rent received from the reletting as provided in this paragraph.

If Tenant is in default and such default is continuing, Landlord can terminate Tenant’s right to possession of the Premises at any time at Landlord’s option. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Act of maintenance or efforts to relet the Premises shall not constitute a termination of Tenant’s right to possession.

In the event of termination of Tenant’s right to possession of the Premises, Landlord has the right to recover from Tenant:

(1)           The unpaid rent that had been earned at the time of termination of this Lease;

(2)           As and for liquidated and agreed final damages for Tenant’s default (the “Final Damages”), an amount equal to the then present value of the excess of the Base Rent, Additional Rent and other sums or charges reserved under this Lease from the day of such default through what would be the then unexpired Term if the same had remained in effect, less proceeds of reletting, said present value to be arrived at on the basis of a discount rate of eight percent (8%) per annum. Landlord will use reasonable effort to promptly re-lease the Premises at Fair Market Rent. If Landlord and Tenant cannot agree on the Fair Market Rent for purposes of this clause, Fair Market Rent shall be established in accordance with the FAIR MARKET RENT DEFINITION section or, failing agreement, in accordance with the ARBITRATION PROCEDURES section; and

(3)           Costs of collection and reasonable attorneys’ fees in connection with termination and recovery.

At any time after an Event of Default occurs and is continuing hereunder, Landlord can cure the default at Tenant’s cost and expense. If Landlord at any time, by reason of Tenant’s Event of Default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the maximum rate an individual is permitted by law to charge from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest thereon, shall be considered additional rent.

25.           SIGNS.

Tenant will be allowed a building standard (approximately 1’ by 1’) suite sign, a directional sign at the top of the south entrance stairwell and signage on a new monument sign to be erected by the Landlord on the south boulevard for the Term and any renewal Term of this Lease Agreement. Tenant will be responsible for the cost of placement, replacement and maintenance of its lettering, including removal at Lease termination, over the life of the Lease. Such installation of monument signage shall be completed as designated in Exhibit G.

Tenant shall not have the right to place, construct or maintain any additional sign, advertisement, awning, banner, or other exterior decorations on the building or property of the Landlord or other improvements that are a part of the Premises without Landlord’s prior, written consent. Any signs that are placed on the Landlord’s property or the Premises shall be at the sole expense of Tenant and shall conform with all applicable zoning laws. Tenant agrees to maintain its signs in good repair, to remove its signs at the end of the term or any intended term, repairing any damage caused by such removal, and to hold Landlord harmless from any loss, cost or damages resulting from the erection, existence, maintenance or removal of Tenant’s signs.

Landlord has no intent, at the current time, of changing the name of the Building on behalf of another tenant, however, Landlord reserves the right to do so. In no case, will Landlord allow signage, other than the building address, to be placed on the entrance canopy. If Landlord allows any tenant to place signage on the south entrance vestibule, Landlord will give the Tenant the option of placing similar style signage on the south entrance vestibule.

26.           SUBORDINATION.

This Lease, at Landlord’s option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewal, modifications, and extensions thereof. Notwithstanding any such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all the other provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee, or ground lessor shall elect to have this Lease prior to the lien of its mortgage or deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior to or subsequent to the date of such mortgage, deed of trust or ground lease, or the date of recording thereof. Tenant agrees to execute any documents required to effect such subordination or to make this Lease prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be, and failing to do so within ten (10) days after written demand from Landlord does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney in fact and in Tenant’s name, place and stead to do so provided that Tenant shall have received a customary non disturbance agreement from the mortgagee, trustee, or ground lessor.

27.           SURRENDER.

On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in good condition, broom clean, ordinary wear and tear excepted. Tenant shall repair any damage to the Premises occasioned by its use thereof, or by the removal of Tenant’s trade fixtures, furnishings and equipment which repair shall include the patching and filling of holes and repair of structural damage. Tenant shall remove all of its personal property and fixtures on the Premises prior to the expiration of the term of this Lease and if required by Landlord pursuant to the ADDITIONAL ALTERATIONS AND ADDITIONS section, subsection (a), above, any alterations, improvements or additions made by Tenant to the Premises. If Tenant fails to surrender the Premises to Landlord on the expiration of the Lease as required by this paragraph, Tenant shall hold Landlord harmless from all damages resulting from Tenant’s failure to vacate the Premises, including, without limitation, claims made by any succeeding tenant resulting from Tenant’s failure to surrender the Premises.

28.           HOLDING OVER.

If the Tenant, with the Landlord’s consent, remains in possession of the Premises after the expiration or termination of the Term of this Lease, such possession by Tenant shall be deemed to be a tenancy from month-to-month at a rental of one hundred fifty percent (150%) the amount of the last monthly rental plus all other charges payable hereunder, upon all the provisions of this Lease applicable to month-to-month tenancy. If Landlord’s consent to holding over is not given, Tenant shall become a tenant-at-sufferance.

29.           BINDING ON SUCCESSORS AND ASSIGNS.

The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors and permitted assigns.

30.           NOTICES.

Whenever under this Lease a provision is made for any demand, notice or declaration of any kind, it shall be in writing and served either personally or sent by registered or certified United States mail, postage prepaid, addressed at the addresses as set forth below:

TO LANDLORD AT:	CONTROL DATA SYSTEMS, INC.
Attention: Director, Real Estate
4201 Lexington Avenue North
Arden Hills, Minnesota 55126-6198

	cc:	General Counsel

TO TENANT AT:	DATA SCIENCES INTERNATIONAL, INC.
Attention: Charles Coggin
4211 Lexington Avenue North
Arden Hills, Minnesota 55126-6164

Such notice shall be deemed to be received within forty-eight (48) hours from the time of mailing, if mailed as provided for in this paragraph.

31.           LANDLORD’S RIGHT TO INSPECTIONS.

Landlord and Landlord’s agent shall have the right to enter the Premises at reasonable times for the purpose of inspecting same, showing the same to prospective purchasers or lenders, and, in accordance with the terms hereof, making such alterations, repairs, improvements or additions to the Premises or to the Building of which the Premises are a part as Landlord may deem necessary or desirable. Landlord specifically agrees to use all reasonable precautions required by Tenant with respect to high security or “clean areas” of the Premises and shall otherwise use reasonable care not to interfere with the conduct of Tenant’s business. Landlord may at any time place on or about the Building or property any ordinary “For Sale or Lease” signs and Landlord may at any time during the last twelve (12) months of the term of this Lease place on or about the Premises any ordinary “For Lease” signs, all without rebate of rent or liability to Tenant.

32.           CHOICE OF LAW.

This Lease Agreement shall be constructed, interpreted and enforced according to the laws of the state of Minnesota.

33.           ATTORNEY’S FEES.

If either Landlord or Tenant becomes a party to any litigation or arbitration concerning this Lease, the Premises, or the Building or other improvements in which the Premises are located, by reason of any act or omission of the other party or its authorized representatives, and not by reason of any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for reasonable attorney’s fees and court costs incurred by it in the litigation.

If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney’s fees and costs of suit.

34.           LANDLORD’S LIABILITY.

The obligations contained in this Lease to be performed by Landlord shall be binding upon the Landlord’s successors and assigns, only during their respective periods of ownership.

35.           WAIVERS.

No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of its acceptance of such rent

36.           INCORPORATION OF PRIOR AGREEMENTS.

This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified only in writing, and signed by the parties in interest at the time of such modification.

37.           TIME.

Time is of the essence in this Lease.

38.           SEVERABILITY.

The unenforceability, invalidity, or illegality of any provision of this Lease shall not render the other provisions hereof unenforceable, invalid or illegal.

39.           ESTOPPEL CERTIFICATES.

Each party, within ten (10) days after notice from the other party, shall execute and deliver to the other party a certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modification. The certificate shall also state the amount of minimum monthly rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent, if any, as well as acknowledging that there are not, to that party’s knowledge, any uncured defaults on the part of the other party, or specifying such defaults, if any, which are claimed. Failure to deliver such a certificate within the ten (10) day period shall be conclusive upon the party failing to deliver the certificate to the benefit of the party requesting the certificate that this Lease is in full force and effect, that there are no uncured defaults hereunder, and has not been modified except as may be represented by the party requesting the certificate.

40.           AMERICANS WITH DISABILITIES ACT.

Landlord shall have the responsibility, at its sole expense, to assure that the Building initially complies in all respects with the requirements of the Americans with Disabilities Act (the “ADA”) and the Clean Air Act. If the use or occupancy of the Premises by Tenant causes the Landlord to be required under the ADA or the Clean Air Act to make additional modifications or alterations to the Premises or any other areas of the Building or its entrances or parking areas, then Tenant shall pay the cost of such additional modifications or alterations.

41.           COVENANTS AND CONDITIONS.

Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

42.           SINGULAR AND PLURAL.

When required by the context of this Lease, the singular shall include the plural.

43.           USE.

Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall fully comply at its sole expense with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which hereafter may be in force other than such laws or regulations which require the making of structural changes, changes to the Premises’ life safety system, plumbing, air conditioning, heating and electrical systems, or except as provided in the AMERICANS WITH DISABILITIES ACT section and here. Tenant shall not be responsible for compliance with any provisions governing cleanup, remediation, removal or restoration work required by any federal, state, or local government agency or political subdivision because of hazardous material or substances, as defined in Exhibit E hereto, present in the soil or ground water on or under the premises except to the extent that if such cleanup, remediation, removal or restoration is attributable to Tenant’s actions or failure to act. In such case, Tenant shall be fully responsible for compliance and shall indemnify and hold Landlord harmless for any costs, expenses or damages attributable thereto.

44.           ADDENDUM.

Any addendum or exhibit attached hereto and either signed or initialed by the parties shall be deemed a part hereof and shall supersede any conflicting terms or provisions contained in this Lease.

45.           BROKER.

Landlord and Tenant each represent and warrant to the other that it is not aware of any brokers or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Agreement except for Woodbridge Partners, Inc. and United Properties, Inc. whose fees shall be paid by Landlord. The said fee for Woodbridge Partners, Inc. shall be two dollars ($2.00) per usable square foot of the initial Premises. Said fee for United Properties, Inc. shall be one dollar and fifty cents ($1.50) per usable square foot of the initial Premises. Said fees will be payable upon the date of occupancy by Tenant.

If any other claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Agreement arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant, and Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel satisfactory to Tenant) if such claims are based upon any statement, representation or agreement made by Landlord.

46.           BUILDING RULES AND REGULATIONS

The Building Rules and Regulations of which the Premises are a part are set forth on Exhibit D hereto. Tenant agrees to observe and comply with said rules and regulations.

47.           ENVIRONMENTAL COMPLIANCE AND REQUIREMENTS

Tenant shall fully comply with the requirements set forth in Exhibit E attached hereto and incorporated herein.

48.           FURNITURE RENTAL.

Tenant, as an option, can request used furniture rentals from Landlord. Any rentals will be at the Landlord’s option subject to the used furniture quantities owned and available for rent from Landlord. Rentals are to be utilized on the Premises only and are not to be removed. Tenant requests for furniture rental should be made via written memo to the Landlord. The corresponding furniture rent payment will be included with the space rent payment. The same terms and conditions apply to the furniture rent payment as outlined in the RENT section of this Lease. The furniture to be rented and the monthly furniture rent schedule is set forth in Exhibit F attached hereto and incorporated herein.

49.           SOLICITATION

Landlord and Tenant agree that, for the term of this Agreement, neither Landlord or Tenant shall offer or solicit to hire the employees of the other party without advance written approval.

50.           QUIET ENJOYMENT

Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through and under Landlord.

51.           FAIR DEALING AND CONSENTS

It is mutually understood and agreed to between Landlord and Tenant that each party will act fairly and reasonably with the other in all matters pertaining to this Lease. Where a consent or approval is required, it will not be unreasonably withheld, denied or delayed by either party.

52.           COMMON AREA ACCESS

Use of the following Common Areas will be available to Tenant at no additional cost:

(a)           Exercise Room. In the event that Landlord would build a common area exercise room in the Building, Tenant’s employees shall have access to such an area.

(b)           Cafeteria Conference Rooms. Tenant shall have access to any common area cafeteria conference rooms which are available to other tenants of the Building or property. Such access shall be provided by scheduling the rooms on a first come basis through Landlord’s property management department. It is expected that Tenant’s use of these rooms will be on an overflow basis only. Landlord reserves the right to monitor and regulate usage accordingly since these rooms are also available to other residents of the property.

(c)           Lower Level Shower Rooms. Tenant’s employees shall have access to the shower rooms located in the restrooms near the lower level west entrance.

53.           SECURITY DEPOSIT

Tenant agrees to pay Landlord a Security Deposit of ten thousand dollars ($10,000) prior to occupancy. The Security Deposit will be retained by Landlord until such time as the Lease Agreement expires or is terminated as provided herein. If Tenant is in arrears in its Rent payment or other financial obligations to Landlord, subject Security Deposit may be applied to current Rent or such other financial obligations owed to Landlord and Tenant will immediately replenish the Security Deposit in full. If Tenant is current in its Rent payments to Landlord and has met its full financial obligations, Landlord will refund subject Security Deposit to Tenant not later than sixty (60) days following the expiration or termination of the Lease Agreement as provided herein.

54.           LANDLORD’S RIGHT TO SHOW PREMISES.

The Landlord shall have the right during the last twelve (12) months of the Term and Renewal Terms hereby granted, at all reasonable times during normal business hours and upon reasonable notice to the Tenant to enter and show the Premises to prospective tenants.

55.           NON INTERFERENCE.

The Landlord shall have the right to run utility lines, telephone lines, network cabling, pipes, roof drainage pipes, conduit wire, or duct work where necessary, through above-ceiling space, column space, the interiors of walls and beneath the floors of the Premises and to maintain the same in a manner which does not unduly interfere with the Tenant’s use thereof.

56.           ROOF RIGHTS

Tenant, at Tenant’s sole expense, shall have the right to future use of the roof of Building Two to install up to two satellite communications dishes, not to exceed four (4) feet in diameter, provided that Tenant obtains the required special use permits, conforms to codes and ordinances, and does not exceed weight limits for the roof. Tenant must also comply with the conditions designated in the ADDITIONAL ALTERATIONS AND ADDITIONS section, regarding Landlord notification, construction and mechanic’s liens, and removal of the dish.

57.           BUILDING ACCESS AND HOURS OF OPERATION

Landlord shall provide access and heating and air conditioning to the Premises twenty-four hours a day. Landlord has not implemented any specific HVAC setback practices for the building, however, reserves the right to do so. If implementation of any such setback occurs and it unduly interferes with the Tenant’s use of the Premises, Landlord shall install appropriate manual HVAC thermostat controls, at Landlord’s cost, in the affected area to reasonably alleviate the condition.

In addition, Tenant shall have access to the Premises after normal business hours on a 24-hours per day, seven-day-per-week basis. Such after hours access to the Premises will be available via the lower level west entrance in Building Two subject to Landlord’s established security procedures.

58.           RIGHT OF FIRST REFUSAL TO LEASE

Tenant, during the Lease Term but prior to twelve (12) months before termination of this Lease Agreement, will have the right of first refusal to lease any portion of space on the upper-level floor of Building Two as it may become available. This right shall include any extension options as included in the OPTION TO EXTEND LEASE section.

Such right of first refusal shall not apply to space required by the Landlord or its affiliates nor any of the Landlord’s third-party tenants existing on the date hereof. In the event Tenant exercises this right and elects to lease additional space, rental rates shall be equivalent to the then Fair Market Rent established by agreement between Landlord and Tenant in accordance with the FAIR MARKET RENT DEFINITION section, or failing agreement, in accordance with the ARBITRATION PROCEDURES section for comparable lease terms, but, in no case, less than the Rental rates in effect for the current Premises. Landlord shall provide Tenant a leasehold allowance equal to the product of fifteen dollars ($15.00) per square foot multiplied by a fraction the numerator which is the number of months remaining in the Term of the Lease at the time of occupancy of the Right Of First Refusal space, and the denominator is eighty-four months.

59.           FORCE MAJEURE

Landlord shall be excused for the period of any delay in the performance of any obligations hereunder, when prevented from so doing by cause or causes beyond Landlord’s control which shall include, without limitation, all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material services or financing or through acts of God. Tenant shall similarly be excused for delay in the performance of obligations hereunder provided:

(a)           nothing contained in this Paragraph or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of any sums of money required hereunder, or any delay in the cure of any default which may be cured by the payment of money;

(b)           no reliance upon this Paragraph shall limit or restrict in any way a party’s right of self-help as provided in this Lease; and

(c)           A party shall not be entitled to rely upon this Paragraph unless it shall advise Landlord in writing, of the existence of any force majeure preventing the performance of an obligation of the party within five (5) days after the commencement of the force majeure.

The parties hereto have executed this Lease on the date first above written.

TENANT:              DATA SCIENCES INTERNATIONAL, INC.

BY:	/s/ Brian P. Brockway

TITLE:  President and CEO

LANDLORD:        CONTROL DATA SYSTEMS, INC.

BY:	/s/

TITLE:  Director Real Estate

EXHIBIT A

PREMISES

[Floor Plan Layout – MOD 2 – Second Floor]

A-1

EXHIBIT B

SERVICES

I.              Facility Services Provided In Rental Cost

• Utilities which include Heating, Air Conditioning, Water, Sewer and Electricity (substantial increases in Tenant’s usage above the current 1995 average cost per square foot of $1.61 may be billed separately and additionally; Tenant’s proposed usage is not expected to be substantially above this average to warrant a separate billing at the commencement of this Lease; Landlord, at Landlord’s option, will monitor usage on a quarterly basis thereafter and adjustments made if Tenant’s average usage is more than 5% above the $1.61 excluding the applicable Operating Expense escalator of 3% referenced in this Lease)

• Elevator Maintenance

• Real Estate Taxes

• Building Insurance

• Grounds & Lawn Service (general weekly lawn and shrubbery maintenance in summer months)

• Snowplowing Service (2+ inches snow plowing; on-call when required)

• Basic On-site Security Checks of Area (randomly scheduled after-hours walk through of Tenant Premises each evening)

• Security/Visitor Service At Entrances (general reception service five days per week during normal work day hours)

• Janitorial Service (per attached specifications) which shall normally be performed between 5:00 PM and 5:00 AM weekdays and anytime on weekends

• Cafeteria Services (general on-site food preparation and service)

II.            Facility Services Not Included In Rental Cost

• All other services (i.e., telephones, copiers, fax, postage, shipping and receiving, etc.) not listed in section I above.

December 2, 1994

AREA CLEANING SPECIFICATIONS

Major cleaning duties and frequency are shown. General cleaning tasks to keep the building in clean condition is expected to be done as necessary.

DAILY-GENERAL

1.             Vacuum carpet in the lobby, halls and conference rooms. Also vacuum all entrance floor mats. Dust mop/wet mop tile and spot clean carpet in front of hall vending machines.

2.             Wet mop main building entrance and vacuum sand from all mats during inclement weather of snow and rain.

3.             Empty and damp wipe waste containers by vending machines.

4.             Keep all janitor closets and storage areas clean and orderly.

5.             Wipe table tops, spot clean and vacuum carpet in all conference rooms. Also clean white boards.

6.             Tile halls are to be dust mopped and spills/stains spot mopped.

7.             Carpeted office areas are to be spot vacuumed and spills/stains spot cleaned.

8.             Clean drinking fountains, damp wipe sides, splash guard and top.

9.             Wash/clean chalkboards and white boards, including the tray when “wash” sign is displayed.

10.           Clean all glass on entrance doors.

11.           Empty waste baskets, spot vacuum, and clean white boards.

12.           Area outside of entrances, including sidewalk under canopy and grass and flower beds: pick up trash, cigarette butts, leaves etc. and sweep sidewalk.

DAILY - REST ROOMS - HIGH PRIORITY AREA

1.             Wet mop toilet floors thoroughly, especially around all fixtures.

2.             Empty, spray, and wipe clean all waste containers.

3.             Clean and refill paper dispensers from CDS stock.

4.             Thoroughly clean and disinfect interior and exterior of sinks and toilet fixtures. Do not allow any dirt/scum buildup on urinals and stools.

5.             Clean ceramic walls by all lavatory fixtures.

6.             Wipe down toilet partitions.

7.             Clean mirrors.

MONDAY, WEDNESDAY, AND FRIDAYS – (3 NIGHTS/WEEK) OFFICES, LABS AND STAIRWELLS

1.             All offices and labs are to be thoroughly vacuumed, tiled offices dust mopped and spot cleaned with wet mop.

2.             All stairwells are to be dust mopped and wet mopped and spot cleaned and vacuumed where carpeted.

NOTE: Special attention must be given to vacuuming and dust mopping under tables, desks, chairs, corners, behind doors, etc.

TUESDAYS AND THURSDAYS (2 NIGHTS/WEEK)

1.             Pickup recycling, paper, cans and bottles from designated areas.

WEEKLY

1.             Clean elevator cab floors.

2.             During inclement weather, shampoo lobby walk areas.

3.             During the months of November through April, entrance carpet mats/runners to be shampooed weekly.

MONTHLY

1.             Tile floors to be wet mopped and spray buffed.

2.             Dust/vacuum window sills and baseboard radiators.

3.             Seal washroom ceramic tile floors and entrance slate floor.

4.             Dust tops of landscape partitions and baseboard heaters.

QUARTERLY

1.             Wash all front lobby windows inside and out.

2.             Spot clean fabric partitions.

3.             Vacuum all office and conference room chair seats.

BI-WEEKLY

1.             Clean ceramic tile floors in restrooms and floor in lobby.

NOTE: Keep bottom of wall clean from wax build up.

2.             At all entrances: Spray buff vinyl tile areas (Women’s rest area). Include when doing halls.

SEMI-ANNUALLY

1.             Shampoo all carpeting, including lobby using rinser/extractor method. Complete by the end of March and September each year. Shampooing to be done on Friday nights to allow drying time on the weekend.

2.             Vacuum and clean ceiling diffusers and return air grills and wall return air grills in halls, offices and restroom doors.

ANNUALLY

1.             Wash windows inside and out.

NOTES:

1.             Floor seal and finish left to contractors choice and approved by CDS.

2.             All tile areas in offices, hallways, etc. are to be spray buffed to a high level of shine. Black marks must be removed when spray buffing is done. Build up along baseboards and corners is not allowed.

3.             Schedules must be adhered to and will be checked with monthly inspections. It will be the contractor’s responsibility to inform any new supervisory personnel they put in charge of cleaning operations of this schedule. Attached is a recommended matrix schedule.

4.             Appropriate “Slippery When Wet” signs, orange warning cones, etc. will be used as necessary when doing floor work.

5.             Material Safety Data Sheets must be accessible on site for all cleaning chemicals that are used. All containers must have labels listing contents (Mfg. label usually OK).

When problem areas continually occur, CDS reserves the right to suggest new methods and/or materials if it is felt that this would solve the problem. Contractor would be expected to try the new methods and/or materials and give acceptable reasons if it is decided to reject them.

EXHIBIT C

PARKING AND ENTRANCE

[Aerial Drawing of Property and Surrounding Area Showing Parking and Street Access]

C-1

EXHIBIT D

BUILDING RULES AND REGULATIONS

The following rules and regulations have been formulated for the safety and well-being of all tenants of the building and to insure compliance with all municipal and other requirements. Strict adherence to these rules and regulations is necessary to guarantee that each and every tenant will enjoy a safe and unannoyed occupancy in the building in accordance with the Lease. Any continuing violation of these rules and regulations by Tenant, after notice from Landlord, shall be sufficient cause of termination of the Lease, at the option of Landlord.

Landlord may, upon request by any tenant, waive the compliance by such tenant with any of these rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord or Landlord’s authorized agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the rules and regulations unless such other tenant has received a similar waiver in writing from the Landlord, and (iv) any such waiver by Landlord shall not relieve Tenant from any obligation or liability of Tenant to Landlord pursuant to the Lease for any loss or damage occasioned as a result of Tenant’s failure to comply with any such rule or regulation.

1.             The sidewalks, entrances, passages, courts, vestibules, stairways, corridors or halls or other parts of the building not occupied by any tenant shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the premises. Landlord shall have the right to control and operate the public portions of the building, and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, corridors, elevators and other common or public portions or facilities of the building.

2.             No awning or other projections shall be attached to the outside walls of the building without the prior written consent of Landlord. No drapes, blinds, shades, or screens shall be attached to or hung in or used in connection with any window or door of the premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner approved by Landlord.

3.             No showcases or other articles shall be put in front of or affixed to any part of the exterior of the building, nor placed in the halls, corridors or vestibules without the prior written consent of Landlord.

4.             The water and wash-closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused, the same.

5.             There shall be no marking, painting, drilling into or in any way defacing the building or any part of the premises. Tenant shall not construct, maintain, use or operate within the premises any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system, except as reasonably required for its communication system and approved prior to the installation thereof in writing by Landlord. No such loud speaker or sound system shall be constructed, maintained, used or operated outside of the premises.

6.             No bicycles, vehicles or animals (except as required to assist the sight impaired and white rats, mice, hamsters and rabbits utilized in Tenant’s laboratory as previously approved by Landlord), birds or pets of any kind shall be brought into or kept in or about the premises, and no cooking (except for micro-wave cooking by Tenant’s employees for their own consumption, the location and equipment of which is first approved by Landlord) shall be done or permitted by any tenant on the premises. No tenant shall cause or permit any unusual or objectionable odors, vapors, or other substances to be produced upon or permeate from the premises.

7.             No space in the building shall be used for retail sales of goods on the Premises. Furthermore, the use of the premises by each tenant as stated in its lease was approved by Landlord prior to execution of the lease and such use may not be changed without the prior approval by Landlord.

8.             No tenant shall make any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or Premises or those having business with them whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, music, dancing, singing, or in any other way. No tenant shall throw anything out of the doors or windows or down the corridors or stairs.

9.             No inflammable, combustible or explosive fluid, chemical or substance shall be brought or kept upon the premises except for those listed on Exhibit H without the prior written approval of Landlord, approval not to be unreasonably withheld. Substances which are to be used in Tenant’s normal course of business will be reviewed within 2-3 business days. If circumstances arise wherein this is not possible, Landlord will review with Tenant and use reasonable effort to accomplish such. Tenant shall be solely responsible for compliance with all applicable laws and regulations relating to the storage, use and disposal of all substances used by Tenant. Tenant hereby indemnifies and holds Landlord harmless for any breach by Tenant of the foregoing obligation.

10.           No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof. The doors leading to the corridors or main halls shall be kept closed during business hours except as they may be used for ingress or egress. Each tenant shall, upon the termination of his tenancy, return to the Landlord all keys of stores, offices, storage and toilet rooms either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the loss thereof. Tenant’s key system shall be separate from that for the rest of the building.

11.           No tenant shall pay any employees on the premises, except those actually working for such tenant on the premises.

12.           Landlord reserves the right to exclude from the building at all times any person who is not known or does not properly identify himself/herself to the building management or Security Guard on duty. Landlord may, at its option, require all persons admitted to or leaving the building between the hours of 8:00 PM and 6:30 AM. Monday through Friday, at any hour, Saturdays, Sundays and legal holidays to register. Each tenant shall be responsible for all persons for whom the tenant authorizes entry into or exit out of the building, and shall be liable to Landlord for all acts or omissions of such persons.

13.           The premises shall not, at any time, be used for lodging or sleeping or for any immoral or illegal purpose.

14.           Canvassing, soliciting and peddling in the building is prohibited and each tenant shall cooperate to prevent the same.

15.           Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries of Tenant’s to the building.

16.           Mats, trash or other objects shall not be placed in the public corridors or stairways.

17.           Tenant’s employees, visitors, contractors and other agents must comply with Landlord’s badging requirements. The Landlord will initially provide Tenant’s employees with separate identification badges at Landlord’s expense; thereafter, the cost for replacement badges will be reimbursed to Landlord by the Tenant. Tenant’s visitors will be required to wear a visitors identification badge, however, escorting of the visitors is at the option of Tenant.

18.           Tenant shall observe all regulations pertaining to smoking and the Minnesota Indoor Clean Air Act. For this purpose, Landlord has provided a designated smoking area for all tenants in the cafeteria.

Initials of:

/s/
Landlord

/s/
Tenant

EXHIBIT E

ENVIRONMENTAL COMPLIANCE AND REQUIREMENTS

1.01 Definitions. As used in this Appendix and the Lease the following terms shall have the following meanings:

(a)           “Claims” shall mean:

(1)           any and all suits, demands, actions, fines, penalties, claims, enforcement, clean-up, removal, closure plans, contribution or other actions or proceedings, liens, or other claims by any Governmental Entity at any time from and after the Commencement Date threatened, instituted or claimed;

(2)           any and all claims, liabilities, costs, expenses, damages, attorneys’ fees, experts’ fees, costs or expenses arising in connection with any death or injury to any person or damage to any property occurring on or after the Commencement Date;

(3)           any and all personal injury, property damage, nuisance, tort, or other claims, actions, or demands arising on or after the Commencement Date brought at any time by any third parties; and

(4)           any and all other judgments, claims, losses, damages, liabilities, deficiencies, injunctions, attorneys fees, experts’ fees, costs or expenses imposed, threatened, paid or incurred at any time from and after the Commencement Date arising out of Tenant’s use of the Property, whether foreseeable or unforeseeable, suspected or unsuspected, conditional or unconditional.

(b)           “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Re authorization Act of 1986, 42 U.S.C. Section 9601, et. seq.; the Resource Conversation and Recovery Act, 42 U.S.C. Section 6901, et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1802, et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251, et. seq.; the Clean Water Act, 33 U.S.C. Section 1321, et. seq.; the Clean Air Act, 42 U.S.C. Section 7401, et. seq.; the Minnesota Environmental Response and Liability Act, Minn. Stat. 115B.01, et. seq.; the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. 115C.01, et. seq.; and any other federal, state, county, municipal, local or other statute, law, ordinance, rule, or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended or subsequently enacted.

(c)           “Governmental Entity” shall mean any local, state, federal, foreign, or international governmental authority, agency, or entity, including, but not limited to, any court, tribunal, or panel.

(d)           “Hazardous Substance Activity” shall mean the generation, possession, transportation,

E-1

transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, distribution, or disposal (including, but not limited to Landfilling incineration, abandonment, evaporation, or dilution) of any Hazardous Substance or any product containing a Hazardous Substance.

(e)           “Hazardous Substances” shall mean any material or substance which is defined or included in the definition of a hazardous or toxic material, substance or waste, or a pollutant or contaminant, pursuant to any Environmental Law.

1.02         Use of Hazardous Substances. From and after the Commencement Date, Tenant shall conduct all Hazardous Substance Activity in compliance with Environmental Laws.

1.03         Reports. At Tenant’s expense, Tenant will comply with any period reporting requirements concerning Hazardous Substance Activity. If required, Tenant shall file reports on any such Activities with the appropriate Governmental Entity. If, at any time during the Term of this Lease, any Governmental Entity should request a report on any Hazardous Substances Tenant has used, stored or disposed of on or from the Property. Tenant will either cause said report to be made as soon as possible at its own cost and expense, or, if not made within thirty (30) days of Landlord’s request for the same, will reimburse Landlord, as Additional Rent, for Landlord’s cost of obtaining said report.

1.04         Permits. Tenant shall obtain, at Tenant’s expense, all approvals, whether in the form of a license, permit, certification, or other authorization, required by any Governmental Entity with respect to Hazardous Substance Activity, maintain all such required approvals for the duration of the Lease Term, and provide such evidence of such continuing compliance as Landlord may from time to time request.

1.05         Removal of Storage Tanks. At the expiration of this Lease, Tenant shall remove, at Tenant’s expense, any tanks for storage of Hazardous Substances installed by Tenant in compliance with all Environmental Laws.

1.06         Indemnification of Landlord. Tenant agrees to absolutely indemnify, defend and hold Landlord harmless of and from any Claims arising out of or in any manner related to all Hazardous Substance Activities conducted or occurring on the Property in connection with Tenant’s use or arising out of or related to Hazardous Substances introduced on the Property during the Lease Term other than as a result of any act or omission of Landlord or any person acting on behalf or through Landlord. This indemnification obligation shall survive the expiration or termination of this Lease.

E-2

EXHIBIT F

FURNITURE RENTAL

Item	Monthly Rental

Desk	$7.50
Reference Table	$5.00
Round Table	$5.75
Chair	$3.00
4-Drawer File	$3.25
2-Drawer File	$2.75
Bookcase	$2.50
Wastepaper Basket	$.50
Computer table	$3.00

F-1

EXHIBIT G

LANDLORD PROVIDED WORK

The following work will be completed by Landlord at Landlord’s expense:

• Carpet upper floor common hallways and paint walls

• Vinyl common stairwell landings and steps; paint walls and railing

• Add vinyl covering to elevator floor; paint walls and door; upgrade lighting

• Remodel west, lower level entry per plan (similar to northwest entry)

• Remodel south entry per plan:

Handicapped ramp

Refinish canopy

Add perimeter lighting

New vestibule with glass doors

Remodel reception area

Add visitor/vendor common conference room

Improve landscaping

• Replace water fountains

• Remodel one pair of existing restrooms or construct a new restroom in the Building to meet ADA compliance

The above work will be completed by or before thirty days after the Lease Commencement Date.

• Erect external monument sign on south boulevard

The above work will be completed on or before the Lease Commencement Date.

• Demise Premises (removal and disposal of ceiling tile, carpet, walls, lights and other necessary items) in preparation for the required leasehold improvement construction

• Provide complete construction drawings and specifications based on the Revised Floor Plan and Finish Specifications dated February 14, 1995 by Shea Architects, Inc. (These drawings will be subject to review and approval by Tenant)

The above work will be completed prior to the required Tenant improvement construction in order to effect the Lease Commencement Date.

G-1

EXHIBIT H

HAZARDOUS SUBSTANCES

Any changes, excluding those substances deleted and no longer used, to this list of Hazardous Substances must be brought to the attention of the Landlord’s Environmental Health and Safety Services (EHS) office. Current Material Safety Data Sheets (MSDS) and all future updates are to be provided to the Landlord’s EHS office.

Tenant must meet all other obligations as stated in this Lease regarding hazardous substances. Nothing stated or implied in this Exhibit H shall release Tenant of these obligations.

[Confidential list of chemicals on DSI Premises]

H-1

EXHIBIT I

APPROVED PLAN FOR TENANT LEASEHOLD IMPROVEMENTS

(Plan to be provided upon execution of Lease)

[Leasehold Improvements]

[List of Special Room Specifications]

[Data Sciences Room Finish Schedule]

[General Notes Regarding Improvements]

[Finish Specifications]

I-1

LEASE AGREEMENT AMENDMENT

This Lease Agreement Amendment has been made and entered into this 13th day of April, 1998 by and between CONTROL DATA SYSTEMS, INC. (“Landlord”) and DATA SCIENCES INTERNATIONAL, (“TENANT”).

WHEREAS, Tenant and Landlord entered into a Lease Agreement (the “Lease Agreement”) commencing on June 15, 1995, for certain premises located at 4211 Lexington Avenue North, Arden Hills, Minnesota, 55126-6198; and

WHEREAS, the parties now wish to enter into this Amendment so as to formalize an expansion of the leased Premises by the Tenant.

NOW THEREFORE, in consideration of the foregoing, the parties hereby amend the Lease Agreement as follows:

1.             The Term of this Lease Agreement Amendment shall run coterminous with the original lease.

2.             The Premises leased by the Tenant from Landlord shall increase by eight hundred fifty-two (852) square feet more particularly designated on the plan attached hereto as Exhibit A.

3.             The annual rent per square foot for this expansion space (852 square feet) will be:

DATES	BASE$	OPEX$	TAXES$*		TI$	TOTAL$
050198-061498	5.24	4.47	1.30	a	1.45	12.46
061598-123198	5.24	4.88	1.30	a	1.45	12.87
010199-061499	5.24	5.03	1.30	e	1.45	13.02
061599-123199	6.24	5.03	1.30	e	1.45	14.02
010100-121400	6.24	5.18	1.30	e	1.45	14.17
121500-123100	7.24	5.18	1.30	e	1.45	15.17
010101-123101	7.24	5.33	1.30	e	1.45	15.32
010102-061402	7.24	5.49	1.30	e	1.45	15.48

*a=actual
e=estimate

4.             The tenant improvements depicted on Exhibit B and attached hereto will be completed by the Landlord prior to Tenant’s occupancy. All such improvement cost will be included in Tenant’s rental rate as outlined in section 3 above.

5.             This Amendment shall be effective May 1, 1998.

6.             Except as set forth and specifically amended herein, the remaining terms and conditions of the original Lease Agreement remain unchanged and of full force and effect.

DATA SCIENCES INTERNATIONAL		CONTROL DATA SYSTEMS, INC.

BY:	/s/ Charles T. Coggin	BY:	/s/

TITLE:	Vice President	TITLE:	Director, Real Estate

DATE:	April 2, 1998	DATE:	April 13, 1998

17

EXHIBIT A

[DIAGRAM OF PREMISES]

EXHIBIT B

TENANT IMPROVEMENTS

DATE:  24-Mar-98

FACILITIES PROJECT SHEET

TITLE: DATA SCIENCE EXPANSION	ROOM: 2N222

ESTIMATED COSTS:

ELECTRICAL:

Lighting	$300.00
Outlets	$300.00
		$600.00

MECHANICAL:

Air Piping	$140.00
		$140.00

GENERAL:

Walls and Doors	$1,750.00
Painting	$300.00
Remove Carpet and Install Tile	$2,322.00
		$4,372.00

TOTAL COST:		$5,112.00

/s/	3-25-98	/s/ Charles T. Coggin	4-2-98
Submitted By: R.E.SALL		Acknowledged By: CHARLIE COGGIN

ESTIMATE

DATA SCIENCE EXPANSION PROJECT (2N222)

2,133 SQUARE FEET

ITEM	DOLLARS	CONTRACTOR
Layout and Design	$0	CONTROL DATA SYSTEMS
Walls to Grid, Door and Hardware	$8,103	QUALITY
Vinyl Floor Tile With Base	$3,505	ST. PAUL LINOLEUM
Acoustical Ceiling	$1,534	H&B
Sprinklers	$350	SHIELD
HVAC	$1,690	METROPOLITIAN
Elec. Design & Coordination	$1,000	NELS GENERAL
Electrical	$2,807	CURRENT
Re-key and Hardware (Est.)	$200	RAY DAVIS

	$19,189
CHANGE ORDER #1	$2,150
	$21,339
Project Administration (@ 10%)	$2,134	CONTROL DATA SYSTEMS
TOTAL PROJECT COST	$23,473
DOLLARS PER SQUARE FOOT:	$11.00

This project worksheet represents our best estimate of costs at the current time. Actual costs will be determined at the end of the project, where estimates have been used in this project

Submitted By:		Approved By:

/s/	6-25-97	/s/ Charles T. Coggin 6-25-97
R. E. Sall	Date:	Charles T. Coggin	Date:

[DIAGRAM OF PREMISES AFTER EXPANSION]

[Notice Letter dated February 11, 1997 from Charles T. Coggin to Control Data Systems regarding Data Sciences International’s intent to exercise its first option to expand]

AMENDMENT # TWO

TO LEASE BY AND BETWEEN

CONTROL DATA SYSTEMS, AS LANDLORD

AND DATA SCIENCES INTERNATIONAL, AS TENANT

THIS AMENDMENT TO LEASE, is entered into and made as of the 11th day of September, 2001, by and between Cardiac Pacemakers, Inc., as Landlord, and Data Sciences International, as Tenant.

WITNESSETH:

WHEREAS, Control Data Systems, Inc. and Data Sciences International have heretofore entered into a certain lease, (the “Lease”), as amended on April 13, 1998 (Amendment # 1) of certain leased premises at 4211 North Lexington Avenue, Building 2, Arden Hills, Minnesota, 55126 (the “Premises”), upon terms and conditions described in said Lease; and,

WHEREAS, Control Data Systems conveyed its interest in the Lease to LA/CDBC, Inc. through the sale of the Building on December 16, 1998; and,

WHEREAS, LA/CDBC, Inc. conveyed its interest in the Lease to Cardiac Pacemakers, Inc. through the sale of the Building on March 21, 2001; and,

WHEREAS, Landlord and Tenant desire to amend said Lease to change the notice period of the Option to Extend Lease

NOW THEREFORE, in consideration of the rents reserved and of the covenants and agreements herein set forth, it is agreed that the Lease be hereby amended from and after the date hereof as follows:

1.             Paragraph 4 of the Lease is changed to read:

4.             OPTION TO EXTEND LEASE

Tenant shall have the right and option (the “Option”) to extend this Lease for all (but not part) of the Premises, as hereinafter provided, for two (2) periods of three (3) years each (hereinafter referred to as “Renewal Term One” and “Renewal Term Two”) provided that (i) there is not an Event of Default at the time of exercise of the Option nor at the commencement of either of the Renewal Terms; and (ii) that there has not been a material adverse change to Tenant’s financial status. Tenant’s right to extend for any Renewal Term shall lapse without further act or deed if Tenant has not exercised its option to extend for all available preceding Renewal Terms.

The Option for Renewal Term One shall be exercised by Tenant giving written notice to Landlord of Tenant’s intention to exercise said Option on or before February 1, 2002. The Option for Renewal Term Two shall be exercised by Tenant giving written notice to Landlord of Tenant’s intention to exercise said Option no earlier than June 14, 2004 nor later than September 14, 2004. Unless Landlord has received such written notices of Tenant’s intention to exercise said Options within the time period specified herein, then Landlord shall have no further obligation to offer the Premises to the Tenant. If Tenant has not exercised its Option to extend the Terms as outlined herein, Landlord shall be entitled to show the Premises at least four (4) months prior to the expiration of the Term and at least nine (9) months prior to the expiration of Renewal Term One and offer the Premises for lease to any prospective tenants. The Option contained herein is personal to Tenant and shall not assigned or sublet to another party, except as to such party that purchases Tenant.

Rental rates will be at then Fair Market Rate, but, in no case, less that the current Base Rent then in effect for the Premises. The Fair Market Rent shall be established by agreement between Landlord and Tenant in accordance with the FAIR MARKET RENT DEFINITION section, or failing agreement, in accordance with the ARBITRATION PROCEDURES section.

Except as is herein above set forth, all terms, provisions and covenants of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date and year first above written.

LANDLORD: Cardiac Pacemakers, Inc.		TENANT: Data Sciences International

By:	/s/	By:	/s/ Charles T. Coggin

Its:	VP Finance	Its:	Vice President & CFO

AMENDMENT # THREE

TO LEASE AGREEMENT BY AND BETWEEN CONTROL DATA SYSTEMS, [INC.,] AS LANDLORD AND DATA SCIENCES INTERNATIONAL, AS TENANT

THIS AMENDMENT TO LEASE AGREEMENT, is entered into and made as of the 14th day of May, 2002, by and between Cardiac Pacemakers, Inc., as Landlord, and Data Sciences International, as Tenant.

WITNESSETH:

WHEREAS, Control Data Systems, Inc. and Data Sciences International have heretofore entered into a certain lease agreement commencing on June 15, 1995 and as amended on April 13, 1998 (Amendment # 1) and September 11, 2001 (Amendment #2) (as so amended, the “Lease”) of certain leased premises at 4211 North Lexington Avenue, Building 2, Arden Hills, Minnesota, 55126 (the “Premises”), upon terms and conditions described in said Lease;

WHEREAS, Control Data Systems conveyed its interest in the Lease to LA/CDBC, Inc. through the sale of the Building on December 16, 1998;

WHEREAS, LA/CDBC, Inc. conveyed its interest in the Lease to Cardiac Pacemakers, Inc. through the sale of the Building on March 21,2001; and

WHEREAS, Tenant has exercised the Option for Renewal Term One set forth in Amendment #2, and the parties desire to amend the Lease to reflect the terms and conditions for Renewal Term One.

NOW, THEREFORE THE PARTIES HEREBY AGREE TO AMEND THE LEASE AS FOLLOWS:

1.             Paragraph 2, PREMISES, shall be amended to read as follows:

2.             PREMISES. In consideration of rents and covenants herein agreed to be paid and performed, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions hereinafter set forth, that certain space (the “Premises”) consisting of approximately thirty-one thousand three hundred eighty two (31,382) rentable square feet and other improvements in a building (the “Building”) located at 4211 Lexington Avenue North, Arden Hills, Minnesota 55126-6164. The Premises are more particularly designated on the plan attached hereto as Exhibit A and made a part of the Lease.

2.             Paragraph 3, TERM, shall be amended to read as follows:

3.             TERM. The term of this Lease, which is Renewal Term One, shall be three (3) years commencing on June 15, 2002 (the “Commencement Date”), and ending at midnight on June 14, 2005, unless sooner terminated as hereinafter provided (the “Term”). Notwithstanding the foregoing, Landlord shall not be liable under this Lease Agreement for a failure to tender possession of the Premises to Tenant on the commencement date if such failure is attributable to reasons beyond Landlord’s control; and provided further, Tenant shall not be liable under this Lease Agreement until all utilities and services agreed to be furnished by Landlord are available for Tenant’s use.

3.             Paragraph 6, RENT, shall be amended to read as follows:

6.             RENT. Tenant agrees to pay rent for the Premises in monthly installments according to the following schedule (the Base Rent):

	Annual Base	Base
Year	Rent/RSF	Rent/Month
1	10.50	$27,459
2	10.82	$28,296
3	11.14	$29,133

During the term of this Lease, the Tenant shall pay a prorata share of Operating Expenses (as defined in the OPERATING EXPENSES section), payable monthly with Base Rent. Tenant’s monthly payment of its prorata share of Operating Expenses shall be based on Landlord’s estimate, which will be provided to Tenant on an annual basis. Landlord shall estimate Tenant’s prorata share of Operating Expenses on a reasonable basis by considering its Operating Expenses for the prior year and market factors regarding future Operating Expenses.

Said Rent is subject to late charges and other terms and conditions of this Lease. Monthly rental shall be payable in advance on the first day of each month during the Term of this Lease, without notice or demand and without any deduction, off-set, or abatement, except as described herein, in lawful money of the United States to the Landlord at the address stated herein for notices or to such other persons or such other places as the Landlord may designate to Tenant in writing. Rent not paid within ten (10) days of the due date shall be subject to a late charge equal to the lesser of 5% of the amount unpaid or the maximum allowable under applicable law, with an additional amount due every month it remains unpaid. Any items of additional rent shall be invoiced on a monthly basis by Landlord and shall be payable by Tenant within fifteen (15) days of the date of such invoice.

4.             Paragraph 8, TENANT LEASEHOLD IMPROVEMENT ALLOWANCE, shall be amended to read as follows:

8.             TENANT LEASEHOLD IMPROVEMENT ALLOWANCE. Landlord shall, within thirty (30) days after the date on which this Amendment is fully executed, pay to Tenant a tenant improvement allowance of $62,764, which is the product of $2.00 times 31,382 rentable square feet, to compensate Tenant for improvements previously made in the Premises and previously paid for by Tenant.

5.             Paragraph 45, BROKER, shall be amended to read as follows:

45.           BROKER. Landlord and Tenant each represent and warrant to the other that it is not aware of any brokers or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Lease except for Woodbridge Partners, Inc., whose fee shall be paid by Landlord. The said fee for Woodbridge Partners, Inc. shall be three dollars ($3.00) per square foot, which amount equals ninety-four thousand one hundred forty-six dollars ($94,146). If any other claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Lease arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant, and Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel satisfactory to Tenant) if such claims are based upon any statement, representation or agreement made by Landlord.

6.             The parties agree that the Lease Agreement Amendment entered into on April 13, 1998 shall terminate on June 14, 2002 and thereafter shall have no force and effect.

Except as is herein above set forth, all terms, provisions and covenants of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date and year first above written.

LANDLORD: Cardiac Pacemakers, Inc.		TENANT: Data Sciences International

By:	/s/	By:	/s/ Charles T. Coggin

Its:	VP Finance	Its:	VP & CFO

EXHIBIT A

[Floor Plan of Premises]

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Agreement”) is made and entered into as of this 28th day of February, 2005, by and between Cardiac Pacemakers, Inc., d/b/a Guidant, a Minnesota corporation (“Landlord”) and Transoma Medical, Inc., a Minnesota corporation (“‘Tenant”).

RECITALS

A.            Landlord, as landlord, and Tenant, as tenant, are parties to that certain Lease Agreement (as amended, the “Lease”), relating to the lease of certain premises in the building owned by Landlord commonly known as “Building 2” and located at 4211 North Lexington Avenue, Arden Hills, Minnesota (the “Building”).

B.            Pursuant to Section 4 of the Lease, Tenant has exercised its option to extend the term thereof.

C.            Landlord and Tenant desire by this Agreement to confirm certain matters relating to the Lease and the Premises.

D.            Capitalized terms used but not defined herein have the meanings given in the Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Extension of Term. The Term is hereby extended for a period commencing on June 15, 2005 and ending at midnight on June 14, 2008 (the “Second Renewal Term”), unless sooner terminated as provided in the Lease.

2.             No Further Renewal Options. Tenant acknowledges that it has exercised both of the Options set forth in the Lease, and, accordingly, Tenant has no further right or option to extend the Term beyond the expiration of the Second Renewal Term.

3.             Base Rent. Commencing on June 15, 2005 and continuing throughout the remainder of the Second Renewal Term, Tenant shall pay Base Rent in the amount of $29,133 per month in the manner set forth in Section 6 of the Lease. Additionally, Tenant shall continue to pay Tenant’s Proportionate Share of Operating Expenses and all other items of Additional Rent, as provided in the Lease.

4.             Brokers. Landlord shall not be responsible for the payment of any broker’s fees or finder’s fees on account of any dealings with Tenant in connection with this Agreement.

5.             Application of Lease Terms. Except to the extent inconsistent with this Agreement and except to the extent that the specific terms of this Agreement specifically address a topic, all of the terms and conditions of the Lease shall apply to the Lease as amended by this Agreement. This Agreement shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and assigns.

6.             Reaffirmation of Lease. Except as specifically amended herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

The parties have executed this Amendment as of the date first above written.

LANDLORD:

CARDIAC PACEMAKERS, INC. D/B/A GUIDANT, a Minnesota corporation

By:	/s/

Its:	Vice President

TENANT:

TRANSOMA MEDICAL, INC., a Minnesota corporation

By:	/s/ Brian P. Brockway

Its:	President and CEO